EXHIBIT A

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of NorthWestern Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of November 12, 2004.

MSD CAPITAL, L.P.

By: MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker

Marc R. Lisker
General Counsel

SOF INVESTMENTS, L.P.

By: MSD Capital, L.P., its general partner
By: MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker

Marc R. Lisker
General Counsel